Exhibit 10.6

NEWPARK RESOURCES, INC.
NON-EMPLOYEE DIRECTOR CASH AWARD AGREEMENT

This Non-Employee Director Cash Award Agreement (the “Agreement”) is made and entered into as of [EFFECTIVE DATE] by and between NEWPARK RESOURCES, INC., a Delaware corporation (the “Company”) and [NAME], (“Director”), with reference to the following facts:
WHEREAS, Director was elected as a Non-Employee Director of the Company at the Annual Meeting of Stockholders of the Company held on [DATE] and the cash award represented by this Agreement was granted to Director on that date (the “Date of Grant”).
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Director agree as follows:
1.Cash Award. The Company hereby grants to the Director an award (the “Cash Award”) of [TOTAL_CASH_GRANTED] on the terms and conditions set forth herein. Subject to the provisions of this Agreement, the Cash Award shall vest and be paid on the earlier of (i) the day prior to the next annual meeting of shareholders of the Company following the Date of Grant and (ii) [DATE OF FIRST ANNIVERSARY OF DATE OF GRANT] (the “Vesting Date”).
2.Vesting and Forfeiture Conditions.
2.1 The Cash Award shall be immediately forfeited by the Director without any payment or other consideration to the Director, and the Director shall have no further rights with respect to the Cash Award in the event of the termination of the Director’s service as a Director of the Board as a result of resignation from the Board of Directors or removal from the Board of Directors by the stockholders of the Company, or in the event of the removal of the Director from the Board of Directors for reasons described in Paragraph 4 below.
2.2 Unless otherwise determined by the Committee, upon the voluntary termination prior to the Vesting Date of the directorship of the Director who has served as a director of the Company for at least 60 consecutive months, the Cash Award shall not be forfeited but shall instead vest upon such voluntary termination.
3.Taxes. The Director will be responsible for any federal, state, local or foreign tax obligations with respect to the vesting of the Cash Award.
4.Misconduct of Director. Notwithstanding any other provision of this Agreement, this Cash Award shall automatically terminate as of the date Director’s directorship is terminated, if such directorship is terminated on account of any act of fraud, embezzlement, misappropriation or conversion of assets or opportunities of the Company, or if Director takes any other action materially inimical to the best interests of the Company, as determined by the Committee in its sole and absolute discretion.

5.Section 409A. The Cash Award is intended either to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be construed, interpreted and administered in accordance with such intent. If any provision of these awards contravenes any regulations or Department of Treasury guidance promulgated under Section 409A of the Code or could cause an award made hereunder to be subject to the interest and penalties under Section 409A of the Code, such provision of the applicable award shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating provisions of Section 409A of the Code.
6.Miscellaneous.
6.1 Nothing in this Agreement shall confer upon the Director any right to be retained on, or nominated for reelection to, the Company’s Board or to otherwise provide service to the Company or interfere in any way with the right of the Company to terminate the Director’s Board membership or other service at any time.
6.2 This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
7.Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of its Corporate Secretary at 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381, and any notice to be given to Director shall be addressed to Director at Director’s address appearing on the records of the Company, or at such other address or addresses as either party may hereafter designate in writing to the other. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope, addressed as herein required and deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States Government.
8.No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to the Director or any person claiming through or on behalf of such individual that any federal, state, local or other tax treatment will (or will not) apply or be available to any person under this Agreement or with respect to the Cash Award granted hereunder and assumes no liability whatsoever for the tax consequences to the Director or any person claiming through or on behalf of such individual.
9.Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

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